SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is made effective as of the 29TH day of August, 2011.

BETWEEN:

VIKING INVESTMENTS GROUP LLC, (VIKING)
a company incorporated under the laws of St. Kitts and Nevis
Shanghai Kerry Centre
1515 Nanjing West Road, Suite 1002
Shanghai, 200040, P.R. China

(hereinafter called "VIKING")
OF THE FIRST PART

AND:
SINOCUBATE, INC. (SINOCUBATE)
65 Broadway, 7th Floor
New York, NY 10006, USA

(hereinafter called “SINOCUBATE")
OF THE SECOND PART

WHEREAS, SINOCUBATE on or about June 29, 2011acquired from VIKING, 100,000 shares in China Wood, Inc., a publicly listed company in the United States, focused on the production and distribution of vinyl and wood products with the majority of its business in the PRC, in consideration for 1,912,000 newly issued restricted stock in SINOCUBATE,

WHEREAS, VIKING owns an additional 466,813 shares of common stock of China Wood, (the CHINA WOOD SHARES”).

WHEREAS, SINOCUBATE is interested in exchanging new restricted shares in itself in exchange for the CHINA WOOD SHARES,

NOW THEREFORE, the parties agree as follows:

1.	Share Exchange.

As of the signing of this Agreement, SINOCUBATE will:

Issue to Viking Twelve Million Five Hundred Sixty Nine Thousand Four Hundred Twenty (12,569,420) newly issued restricted shares of its common stock, par value $0.001 in consideration for Four Hundred Sixty Six Thousand Eight Hundred Thirteen (466,813) common stock of China Wood, Inc., (“China Wood”) to be transferred to SINOCUBATE’s wholly owned subsidiary, Viking Investments Group LLC, incorporated under the laws of Nevada.

2.	Share Exchange ratio.

In determining the fair value of the shares, SINOCUBATE and VIKING agreed to use, where applicable, the closing bid price for the ten most recent trading days prior to the closing day of the transaction where applicable).  The parties has also taken into consideration among other things the December 30, 2008 released report by the Securities and Exchange Commission (SEC) on fair valuation.  The SEC report recommends “improvements to existing practice including reconsidering the accounting for impairments and the development of additional guidance for determining fair value of investments in inactive markets”.

3.	Miscellaneous.

The parties agree, without the need for any additional consideration, to execute such other and further instruments, documents and agreements and to perform such other acts as may be reasonably required to effectuate the purposes of this Share Exchange Agreement.  This agreement constitutes the entire understanding between VIKING and SINOCUBATE with respect to the subject matter hereof and may not be amended, modified or supplemented except by a written instrument signed by all of the parties hereto.  This letter agreement shall be governed by and construed according to the laws of the State of New York without regard to the conflicts of law principles thereof.  This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument.  Facsimile execution and delivery of this agreement is legal, valid and binding execution and delivery for all purposes.

4.	Governing Law, Dispute Resolution and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the state of New York without giving effect without giving effect to the conflicts of laws principles thereof.  All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision making authority with respect to the matter in question.  Should the meeting either not take place or no result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in the City and state of New York, United States of America in accordance with the international rules of the American Arbitration Association.  The parties agree that a panel of three arbitrators shall be required.  Any award of the arbitrators shall be deemed confidential information for a period of five years.  The arbitrators may award attorney’s fees and other arbitration related expenses to the prevailing party in their sole discretion.

5.	Entire Agreement.

This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior representations, discussions, understandings and agreements. This Agreement, nor any provisions hereof may be amended, waived modified or discharged except an agreement in writing signed by both Parties.

SINUCUBATE, INC.

By: /s/ Tom Simeo	Date: August 29, 2011
Chairman

VIKING INVESTMENTS GROUP LLC

By: /s/ Elle Zhong	Date: August 29, 2011
Director